Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into on the 1st day of June, 2007, by and between Alphatec Holdings, Inc. (the “Company”), a Delaware corporation, and Dirk Kuyper (the “Executive”) (hereinafter collectively referred to as the “parties”).

WHEREAS, the Company wishes to employ the Executive and the Executive wishes to be employed by the Company upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

1. Employment Term. The Executive shall be employed by the Company for the period (the “Employment Term”) beginning July 2, 2007 or such earlier date as the parties may agree (the “Effective Date”) and ending on July 1, 2011 unless the Company agrees to extend the Employment Term beyond July 1, 2011 by giving the Executive at least three months’ advance notice thereof, or upon his termination of employment pursuant to Section 10 of this Agreement.

2. Position and Duties. The Executive will be employed as the President and Chief Executive Officer of the Company or in such other position(s) as may be mutually agreed upon by the parties, working principally from the Company’s headquarters which currently are located in Carlsbad, California. The Executive will perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar executive capacity or as directed by the Company’s Board of Directors (the “Board”). The Executive shall report directly to the Board. In addition, it is the Company’s intention that the Executive will be appointed or elected to serve as a member of the Board of Directors of the Company (the “Board”) throughout the Employment Term.

3. Devotion of Full Time and Attention. The Executive will devote his full working time, attention and skill to the performance of his duties and responsibilities as an executive employee of the Company and will do so in a trustworthy and professional manner. He will use his best efforts to promote the interests of the Company. The Executive will not, without prior written approval of the Board, engage in any other activities that would interfere with the performance of his duties as an employee of the Company, are in violation of written policies of the Company, are in violation of applicable law, or would create an actual or perceived conflict of interest with respect to the Executive’s obligations as an employee of the Company.

4. Compensation. During his employment, the Executive shall be paid the following as compensation for his services:

A. Base Salary. The Executive’s initial base salary will be $350,000 per annum (such base salary, as it may be adjusted from time to time in accordance with this Section, the “Base Salary”), from which shall be deducted all required or authorized payroll deductions, including state and federal withholdings. The Base Salary will be payable in accordance with the Company’s customary payroll practices applicable to its executives. The Base Salary will be reviewed, and may be adjusted, at least annually in a manner determined by the Board or, if the Board so directs, by the Compensation Committee of the Board (the “Compensation Committee”).

B. Bonus. The Executive will be eligible for an annual bonus for each fiscal year of his employment. Such bonus shall be based on a target equal to 100 per cent of the Executive’s Base Salary (which shall be pro rated for the fiscal year in which the Executive’s employment begins) and shall be awarded based on a determination by the Board of the Executive’s performance against criteria mutually determined by the Board and the Executive at the beginning of each fiscal year (or at the beginning of the Employment Term in the case of the fiscal year in which the Executive’s employment begins). Each bonus earned by the Executive will be paid to the Executive on or before 2 1/2 months following the end of the fiscal year in which the bonus was earned. If the Board so directs, the determinations invested in it by this paragraph B may be made by the Compensation Committee.

C. Equity Compensation.

(i) Effective on July 2, 2007, the Company shall grant the Executive 690,000 shares of restricted Company stock (the “Shares”) pursuant to the Amended and Restated 2005 Employee, Director and Consultant Stock Plan (“Stock Plan”). So long as the Executive continues to be employed by the Company, 1/16 of all such Shares shall become non-forfeitable and the restrictions thereon shall lapse (such shares then being referred to as “vested”) on October 2, 2007 and every three months until all such Shares have vested. Upon termination of his employment the Executive shall forfeit his interest in any Shares which have not vested. In addition, in the event that there is a Change in Control (as defined below) during the Executive’s Employment, any Shares which have not previously vested shall become vested immediately upon such Change in Control.

a. Change in Control. For purposes of this Section, “Change in Control” means the occurrence of any of the following events:

(x) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in excess of 50% of either the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control: (1) any acquisition of more than 50% of the Outstanding Company Common Stock directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company);

(2) any acquisition of more than 50% of the Outstanding Company Common Stock by the Company; (3) any acquisition of more than 50% of the Outstanding Company Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition by any Person who, prior to such acquisition, already owned more than 50% of the Outstanding Company Common Stock or Outstanding Company Voting Securities; or

(y) such time as the majority of the members of the Board (or, if applicable, the board of directors of a successor corporation to the Company) is replaced during any 12-month period (commencing no earlier than the date of this Agreement) by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(z) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively.

(ii) The Executive will also be eligible to be considered by the Compensation Committee for grants or awards of stock options or other stock-based compensation under the Stock Plan or similar plans as in effect from time to time. All such grants or awards shall be governed by the relevant plan documents and requirements and shall be evidenced by the Company’s then-standard form of stock option, restricted stock or other applicable agreement.

5. Benefits. The Executive will be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to employees generally including, without limitation, all pension, retirement, profit sharing, savings, health, hospitalization, disability, dental, life or travel accident insurance benefit plans, vacation and sick leave in accordance with the terms of such plans, practices and programs as in effect from time to time.

6. Expense Reimbursement. The Company will pay the reasonable and properly documented expenses incurred by the Executive in furtherance of the Company’s business in accordance with applicable Company policies and procedures.

7. Vacation. The Executive may take up to four (4) weeks of paid vacation during each year at such times as shall be consistent with the Company’s vacation policies and with vacations scheduled for other executives and employees of the Company.

8. Automobile Allowance. The Executive shall be entitled to be reimbursed up to $1,000 per month for expenses associated with his use of an automobile for Company business upon submission of appropriate documentation of such expenses.

9. Relocation Expenses. The Executive has agreed to relocate his residence from Pennsylvania to the Carlsbad, California area, which is where the Company’s headquarters are located.

A. The Company will reimburse the Executive for the reasonable Relocation Expenses (as defined below) he incurs in selling his current home and in transporting himself, his family, and their belongings to a residence near the Company’s headquarters. The Company shall make such reimbursement promptly upon presentation of reasonably detailed documentation of the Executive’s Relocation Expenses. For purposes hereof, “Relocation Expenses” shall mean the following reasonable expenses incurred by the Executive related to moving his and his family’s primary residence from Pennsylvania to the Carlsbad, California area: (i) costs of looking for a new primary residence, including house hunting trips; (ii) attorneys’ fees, closing costs and brokers’ commissions (up to 6%) associated with the sale of the Executive’s Pennsylvania residence, (iii) attorneys’ fees and closing costs associated with the purchase of the Executive’s new residence in the Carlsbad, California area (but excluding mortgage loan fees and points); (iv) up to four months’ temporary family housing expenses; (v) relocation travel expenses; (vi) costs for the physical movement of furniture, clothing, household effects, vehicles and other items from the Executive’s Pennsylvania home to the Carlsbad, California area; and (vii) if the Executive is not able, despite his reasonable best efforts, to sell his Pennsylvania home for $800,000 or more, the difference between $800,000 and the sales price he obtains, provided that the amount payable by the Company pursuant to this subparagraph (vii) shall be capped at $100,000. To the extent any Relocation Expenses are deemed to be taxable compensation to the Executive, the Company will make a “gross up” payment to the Executive sufficient to pay all federal, state and local income taxes imposed on the Executive in connection with the Company’s reimbursement of Relocation Expenses and the payment of such taxes, but in no event shall the total of all amounts payable to the Executive pursuant to this paragraph A exceed $270,000.

B. If the Executive is unable to sell his Pennsylvania home within four months of the Effective Date (or such longer period as the parties may mutually agree), in lieu of receiving reimbursement of Relocation Expenses as provided in paragraph A above, the Executive will receive a special bonus of $150,000 to support his purchase of a residence in the Carlsbad, California area plus up to $10,000 to reimburse his actual expenses for the physical movement of furniture, clothing, household effects, vehicles and other items from the Executive’s Pennsylvania home to the Carlsbad, California area and the costs of up to four months’ temporary housing for himself and his family.

10. Termination and Compensation Upon Termination. The Executive’s employment shall terminate, other than by expiration of the Employment Term, as set forth in this Section.

A. Definitions.

(i) Cause. For purposes of this Agreement, “Cause” means:

(A) a finding by the Board that the Executive failed to substantially perform his duties and obligations to the Company (other than a failure resulting from the Executive’s incapacity because of a Disability, as defined below), including but not limited to one or more acts of gross negligence;

(B) a finding by the Board of a material breach of the Company’s Code of Conduct or other policies and procedures;

(C) indictment or conviction (including the entry of a plea of guilty or nolo contendere by the Executive) to any felony or any misdemeanor or other criminal offense involving fraud, dishonesty, theft, breach of trust or moral turpitude or that requires mandatory exclusion in any Federal health care program pursuant to 42 U.S.C. § 1320a-7(a) during the Executive’s employment;

(D) a finding by the Board that the Executive willfully engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise;

(E) a finding by the Board that the Executive materially breached this Agreement; or

(F) the Executive’s violation of the Securities Act of 1933 or the Securities Exchange Act of 1934.

(ii) Disability.

(A) Except as set forth in Section 10(a)(ii)(B) below, for purposes of this Agreement, “Disability” means a physical or mental illness, impairment or infirmity which renders the Executive unable to perform the essential functions of his position, including his duties under this Agreement, with reasonable accommodation, as determined by a physician selected by the Company and acceptable to the Executive or the Executive’s legal representative, for at least one hundred eighty (180) days during any 365-consecutive-day period.

(B) Notwithstanding the foregoing, to the extent that any payment under this Agreement that is subject to Code Section 409A may be triggered due to a Disability, “Disability” shall mean Executive (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a Company-sponsored group disability plan.

The Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the Term of this Agreement and prior to the establishment of the Executive’s Disability during which the Executive is unable to work due to a physical or mental illness, impairment or infirmity. Notwithstanding anything contained in this Agreement to the contrary, the Executive will be entitled to return to his position with the Company as set forth in this Agreement in which event no Disability of the Executive will be deemed to have occurred, until the Termination Date specified in a Notice of Termination (as each term is hereinafter defined) relating to the Executive’s Disability.

B. Events Resulting in Termination; Compensation Upon Termination.

(i) Termination for Cause. The Company may terminate the Executive’s employment for Cause.

(A) If the Executive’s employment is terminated by the Company for Cause, then the Company will pay the Executive all amounts earned or accrued hereunder through the Termination Date but not paid as of the Termination Date, including (1) Base Salary; (2) Expenses incurred by the Executive on behalf of the Company for the period ending on the Termination Date; and (3) any bonus or other compensation with respect to the fiscal year ended prior to the fiscal year in which the Termination Date occurs that was earned but not paid (collectively, “Accrued Compensation”).

(B) In the event that the Company terminates the Executive’s employment without Cause, but the Board determines subsequently that the Company had the right to terminate the Executive’s employment for Cause pursuant to this Section 10B(i), the Company may terminate the payment of all amounts to the Executive pursuant to Section 10B(ii) and the Executive shall return all previous payments made to him pursuant to Section 10B(ii) other than the Accrued Compensation.

(ii) Termination by the Company Without Cause. The Company may terminate the Executive’s employment without Cause. If the Executive’s employment with the Company is terminated by the Company without Cause (excluding any termination due to the Executive’s death or Disability), then the Company will pay the Executive:

(A) all Accrued Compensation;

(B) a severance payment equal to the Executive’s Base Salary immediately preceding the Termination Date which shall be paid to the Executive in twelve (12) equal monthly installments on the first business day of each month following the Termination Date except that the first payment shall not be sooner than the eighth day following the date on which the Executive delivers to the Company the release referred to in Section 10B(ii)(D) below;

(C) directly, or by reimbursing the Executive for, the monthly premium for continuation coverage under the Company’s health and dental insurance plans, to the same extent that such insurance is provided to persons currently employed by the Company, provided that the Executive makes a timely election for such continuation coverage under the Consolidate Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The “qualifying event” under COBRA shall be deemed to have occurred on the Termination Date. The Company’s obligation under this paragraph shall end 12 months after the Termination Date or at such earlier date as the Executive becomes eligible for comparable coverage under another employer’s group coverage. The Executive agrees to notify the Company promptly and in writing of any new employment and to make full disclosure to the Company of the health and dental insurance coverage available to him through such new employment.

(D) The Company shall not be obligated to make the payments otherwise provided for in Sections 10B(ii)(B) and (C) unless the Executive provides to the Company, and does not revoke, a general release of claims in a form satisfactory to the Company.

(iii) Disability. The Company may terminate the Executive’s employment upon the Executive’s Disability. If the Executive’s employment with the Company is terminated because of his Disability, then the Company will pay the Executive (A) all Accrued Compensation; and (B) an amount equal to the Executive’s target bonus for the fiscal year in which the Executive’s employment is terminated due to his Disability, multiplied by a fraction, the numerator of which shall be the number of days from the beginning of such fiscal year through the Termination Date and the denominator of which shall be three hundred and sixty-five (365). If the Executive’s Disability meets the definition set forth in Section 10A(ii)(B), the Company will also pay the Executive any deferred compensation. In addition, effective upon the Executive’s Disability, each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall become immediately exercisable in full and will no longer be subject to a right of repurchase by the Company, and each outstanding restricted stock award shall be deemed to be fully vested and will no longer be subject to a right of repurchase by the Company.

(iv) Death. The Executive’s employment shall terminate because of the Executive’s death. If the Executive’s employment with the Company terminates because of the Executive’s death, then the Company will pay the Executive’s beneficiaries or heirs (A) all Accrued Compensation; and (B) an amount equal to the Executive’s target bonus for the fiscal year in which the Executive’s employment is terminated due to his death, multiplied by a fraction, the numerator of which shall be the number of days from the beginning of such fiscal year through the Termination Date and the denominator of which shall be three hundred and sixty-five (365). In addition, effective upon the death of the Executive, each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall become immediately exercisable in full and will no longer be subject to a right of repurchase by the Company, and each outstanding restricted stock award shall be deemed to be fully vested and will no longer be subject to a right of repurchase by the Company.

(v) Resignation. The Executive may terminate this Agreement upon thirty (30) days’ prior written notice to the Board. If the Executive’s employment with the Company is terminated by the Executive, then the Company will pay the Executive all Accrued Compensation earned through the Termination Date specified in the Notice of Termination.

C. Notice of Termination. Any purported termination by the Company or by the Executive will be communicated by a written Notice of Termination to the other. For purposes of this Agreement, a “Notice of Termination” means a notice which indicates the specific termination provision in this Agreement relied upon and sets forth the Termination Date (as defined below). For purposes of this Agreement, no purported termination of employment will be effective without a Notice of Termination.

D. Termination Date. “Termination Date” will mean (i) in the case of the Executive’s Death, the Executive’s date of Death; (ii) if the Executive’s employment is terminated for Disability, the date of the Executive’s Disability; (iii) if the Executive terminates his employment, on the effective date of termination specified in the Notice of Termination; and (iv) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which will not be longer than seven (7) days after the Notice of Termination.

E. Timing of Payment. The Accrued Compensation payable to the Executive will be paid as required by applicable state law or within ten (10) business days after the Executive’s Termination Date, whichever period is shorter. Any other compensation provided for in Section 10(b) will be paid as set forth above.

11. Confidential Information and Intellectual Property; Non-solicitation of Employees.

A. Confidential Information. All information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Confidential Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Confidential Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. The Executive will not disclose any Confidential Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Executive.

B. Business Records. All files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material whether or not containing Confidential Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company and shall be returned to the Company upon termination of the Executive’s employment.

C. Third Party Information. The Executive’s obligation not to disclose or use information, know-how and records of the types set forth in paragraphs A and B above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company’s business.

D. Creations. All Creations (as herein defined) shall be the property of the Company. “Creations” shall mean all ideas, prospect and customer lists, inventions, research, plans for products or services, potential marketing and sales relationships, business development strategies, marketing plans, designs, logos, branding, layouts, templates, computer software (including, without limitation, source code), computer programs, original works of authorship, copyrightable expression, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, methodologies, algorithms and designs, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by the Executive solely or jointly with others to the extent relating to or otherwise in connection with the Executive’s employment by the Company. The Executive agrees to cooperate in all respects regarding requests by the Company relating to the Company’s intellectual property rights in the Creations, whether such cooperation is required during or after the termination of the employment period.

E. Non-solicitation. For a period of one (1) year after termination of the Executive’s employment for any reason, the Executive will not recruit, solicit or induce, or attempt to recruit, solicit or induce, any employee of the Company to terminate his or her employment with, nor shall he otherwise interfere in the relationship between the Company and any such employee.

F. Remedy. The restrictions contained in this Section 12 are necessary for the protection of the business and goodwill of the Company and are acknowledged by the Executive to be reasonable. The Executive agrees that any breach of this Section 12 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief in a court of law.

12. Successors and Assigns.

A. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place.

B. Successor to the Executive. Neither this Agreement nor any right or interest hereunder will be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive’s legal personal representative.

13. Arbitration. The Company and the Executive agree that they prefer to arbitrate any dispute they may have instead of litigating in court before a judge or jury. Therefore, any and all disputes, claims and controversies between the Company or any of its Affiliates and the Executive arising out of or relating to this Agreement, or the breach thereof, or otherwise arising out of or relating to the Executive’s employment or the termination thereof will be resolved by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (or any comparable rules then in existence). The arbitration will take place in the San Diego, California metropolitan area. The arbitrator will have no authority to award punitive damages. The award of the arbitrator will be final and judgment thereon may be entered in any court having jurisdiction. The parties will share the costs of the arbitration equally, unless otherwise ordered by the arbitrator. Each party will bear its own attorneys’ fees and costs. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction. The parties understand and agree that EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHT TO A JURY TRIAL.

14. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) will be in writing and will be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company will be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications will be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address will be effective only upon receipt.

15. Non-exclusivity of Rights. Nothing in this Agreement will prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor will anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries will be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

16. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. The Company and the Executive agree that they will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto; provided that no such amendment shall increase the total financial obligation of the Company under this Agreement. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

17. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to the conflict of law principles thereof. The Executive hereby irrevocably submits and acknowledges and recognizes the jurisdiction of the courts of the State of California, or if appropriate, a federal court located in California (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

18. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

19. Tax Consequences. The Company makes no representation regarding, and does not guarantee, the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement.

20. Equity Pool for Other Employees. The Company has or will make available a pool of stock options, restricted stock and/or other equity for the purpose of assisting the Executive to recruit capable management to support the Executive’s efforts to grow the Company and increase profitability. Any grant of such equity shall be subject to approval by the Board in accordance with the terms of the Stock Plan or similar plans in effect from time to time.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

Alphatec Holdings, Inc.

/s/ John H. Foster
Name:	John H. Foster
Title:	President and Chief Executive Officer

Dirk Kuyper

/s/ Dirk Kuyper